Exhibit 99.1

News Release

Contact: Mike Majors	• 3700 S. Stonebridge Drive	• NYSE Symbol: TMK
972-569-3627	McKinney, Texas 75070

TORCHMARK CORPORATION REPORTS

FOURTH QUARTER AND YEAR-END 2010 RESULTS

McKinney, TX, February 9, 2011—Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended December 31, 2010, net income was $1.91 per share, compared with $1.36 per share for the year-ago quarter. Net operating income for the quarter was $1.68 per share, compared with $1.47 per share for the year-ago quarter.

Net income for the year ended December 31, 2010, was $6.30 per share, compared with $4.88 per share for the year-ago period. Net operating income for the year ended December 31, 2010, was $6.41 per share, compared with $5.97 per share for the year-ago period.

Reconciliations between net income and net operating income are shown in the Financial Summary below.

Sale of United Investors Life Insurance Company (UILIC):

On December 31, 2010, Torchmark’s wholly owned subsidiary, Liberty National Life Insurance Company (LNL), closed the sale of UILIC to Protective Life Insurance Company for approximately $364 million, subject to post closing adjustments. Prior to closing, approximately $305 million of assets were distributed from UILIC to LNL. The combined total of the purchase price and the pre-closing distributions to LNL is expected to be approximately $669 million. Management expects that Liberty will dividend approximately $305 million of the sales proceeds up to the parent company.

Due to the sale, UILIC’s financial results are presented as discontinued operations in the accompanying schedules.

FINANCIAL SUMMARY

Net operating income, a non-GAAP financial measure, has long been consistently used by Torchmark’s management to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and nonrecurring items which are included in net income. Management believes that an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended December 31,		% Chg.	Quarter Ended December 31,		% Chg.
	2010	2009		2010	2009

Insurance underwriting income*	$1.47	$1.37	7	$119.0	$113.7	5
Excess investment income*	0.94	0.78	21	76.0	65.0	17
Parent company expense	(0.02)	(0.03)		(1.7)	(2.6)
Income tax	(0.80)	(0.72)	11	(64.7)	(59.7)	9
Stock option expense, net of tax	(0.02)	(0.02)		(1.8)	(1.4)

Net operating income from continuing operations	$1.57	$1.39	13	$126.8	$115.1	10
Net operating income from discontinued operations	0.12	0.08		9.4	6.7

Net operating income from all operations	$1.68	$1.47	14	$136.2	$121.8	12

Reconciling items, net of tax:
Realized gains (losses) on investments – continuing operations	0.22	(0.18)		17.6	(14.8)
Realized gains (losses) on investments – discontinued operations	0.00	0.00		0.4	(0.2)
Loss on disposal of discontinued operations	(0.05)	0.00		(3.9)	0.0
Medicare Part D adjustment	0.06	0.08		4.6	6.6
Tax settlements	0.00	0.00		0.0	(0.2)

Net income	$1.91	$1.36		$154.8	$113.3

Weighted average diluted shares outstanding (000)	80,937	83,075

	Per Share Year Ended December 31,		% Chg.	Year Ended December 31,		% Chg.
	2010	2009		2010	2009

Insurance underwriting income*	$5.77	$5.43	6	$473.9	$450.7	5
Excess investment income*	3.62	3.32	9	297.1	275.7	8
Parent company expense	(0.11)	(0.12)		(8.8)	(9.6)
Income tax	(3.12)	(2.91)	7	(256.5)	(241.6)	6
Stock option expense, net of tax	(0.09)	(0.08)		(7.7)	(6.4)

Net operating income from continuing operations	$6.07	$5.65	7	$498.0	$468.8	6
Net operating income from discontinued operations	0.34	0.32		27.9	26.8

Net operating income from all operations	$6.41	$5.97	7	$526.0	$495.6	6

Reconciling items, net of tax:
Realized gains (losses) on investments – continuing operations	0.30	(1.03)		24.3	(85.3)
Realized gains (losses) on investments – discontinued operations	0.02	(0.10)		1.9	(7.9)
Loss on disposal of discontinued operations	(0.43)	0.00		(35.0)	0.0
Realized losses on company occupied property	0.00	0.00		0.0	(0.2)
Tax settlements	0.00	0.03		0.0	2.9

Net income	$6.30	$4.88		$517.1	$405.0

Weighted average diluted shares outstanding (000)	82,082	83,034

*	See definitions in the following sections and in the Torchmark 2009 SEC Form 10-K.

Note: Tables in this news release may not foot due to rounding.

INSURANCE OPERATIONS – comparing the fourth quarter 2010 with fourth quarter 2009:

Life insurance accounted for 72% of the Company’s insurance underwriting margin for the quarter and 63% of total premium revenue.

Health insurance, excluding Medicare Part D, accounted for 22% of Torchmark’s insurance underwriting margin for the quarter and 29% of total premium revenue. Medicare Part D accounted for 5% of insurance underwriting margin and 8% of total premium revenue.

Net sales of life insurance fell 5%, while health sales, excluding Medicare Part D, fell 49%.

Insurance Premium Revenue

	Insurance Premium Revenue from Continuing Operations (dollars in millions)
	Quarter Ended Dec. 31, 2010	Quarter Ended Dec. 31, 2009	% Chg.

Life insurance	$415.4	$400.9	4
Health insurance – excluding Medicare Part D	188.3	200.5	(6)
Health – Medicare Part D	51.2	44.6	15
Annuity	0.2	0.1

Total	$655.2	$646.1	1

Insurance Underwriting Income

Insurance underwriting margin is management’s measure of profitability of its life, health and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the life, health and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

	Insurance Underwriting Income from Continuing Operations (dollars in millions, except per share data)
	Quarter Ended Dec. 31, 2010	% of Premium	Quarter Ended Dec. 31, 2009	% of Premium	% Chg.
Insurance underwriting margins:
Life	$114.9	28	$109.1	27	5
Health	35.4	19	34.5	17	3
Health – Medicare Part D	8.5	17	5.8	13	48
Annuity	0.4		0.3

	159.2		149.6
Other income	0.5		0.9
Administrative expenses	(40.7)		(36.7)		11

Insurance underwriting income	$119.0		$113.7		5
Per share	$1.47		$1.37		7

Insurance Results by Distribution Channels

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

American Income Agency was Torchmark’s leading contributor to total underwriting margin ($56 million), on premium revenue of $164 million. Life premiums of $144 million were up 9% and life insurance underwriting margin of $48 million was up 12%. As a percentage of life premium, life underwriting margin was 33%, up from 32% and the highest of the major life distribution channels at Torchmark. Producing agents fell to 3,912, down 6% from a year ago, and down 4% during the quarter. Net life sales were $33 million, down 7%.

Direct Response was Torchmark’s second leading contributor to total underwriting margin ($36 million), on premium revenue of $152 million. Life premiums of $138 million were up 4%, and the life underwriting margin of $34 million was down 4%. As a percentage of life premium, life underwriting margin was 25%, down from 27%. Net life sales were $31 million, up 1%.

LNL Agency (which now includes UA Branch Office Agency) was Torchmark’s third leading contributor to total underwriting margin ($27 million), on premium revenue of $151 million. Life premiums of $73 million were down 1% and life underwriting margin of $17 million was up 16%. As a percentage of life premium, life underwriting margin was 23%, up from 19%.

LNL Agency was Torchmark’s second leading contributor to health underwriting margin ($10 million), on health premium of $78 million. Health underwriting margin as a percentage of premium was 13%, same as the year ago quarter.

LNL Agency producing agents fell to 2,001, down 19% from a year ago, and down 8% during the quarter. Net life sales for the LNL Agency were $11 million, down 11%.

UA Independent Agency was Torchmark’s leading contributor to health underwriting margin ($15 million), on health premium of $77 million. Health underwriting margin as a percentage of premium was 19%. Net health sales were $13 million, down 42%.

Medicare Part D Prescription Drug Plan, which began January 1, 2006, is distributed by Direct Response and the UA agencies. Fourth quarter 2010 premium revenue was $51 million for the 2010 plan year compared with $45 million in the year-ago quarter for the 2009 plan year. Underwriting margin for fourth quarter 2010 was $9 million, compared to $6 million for the year-ago quarter.

For GAAP reporting, Medicare Part D premiums are recognized evenly throughout the year when they become due, and benefit costs are recognized when the costs are incurred. Due to the design of the product, premiums are evenly distributed throughout the year, but benefit costs are much higher earlier in the year. As a result, under GAAP, benefit costs can exceed premiums in the first part of the year but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark defers excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue. For the full year, the total premiums and benefits are the same under this alternative method as they are under GAAP. The Company reports this difference between GAAP and management’s non-GAAP disclosures, net of tax, as a reconciling item for the interim periods in the Financial Summary shown on page 1 of this release. A chart reconciling the Company’s non-GAAP financial presentation to a GAAP presentation may be viewed on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Administrative Expenses were $41 million, up 11% from the year-ago quarter due primarily to increases in employee benefit costs and legal expenses. Legal expenses were up approximately $1 million compared to the year-ago quarter, but for the entire year they were down approximately $2 million.

INVESTMENTS

Excess Investment Income – comparing the fourth quarter 2010 with the fourth quarter 2009:

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest credited to net policy liabilities and interest on debt.

	Quarter Ended December 31, (dollars in millions, except per share data)
	2010	2009	% Chg.
Net investment income from continuing operations	$175.4	$158.9	10

Required interest:
Interest on net policy liabilities	(80.5)	(74.9)
Interest on debt	(18.9)	(18.9)

Total required interest	(99.4)	(93.8)	6

Excess investment income from continuing operations	$76.0	$65.0	17
Per share	$0.94	$0.78	21
Excess investment income from discontinued operations	$6.0	$4.7

Despite lower new money yields, net investment income increased 10% while average invested assets increased 8%. This is due to the fact that the Company held significantly more cash and short term securities during the fourth quarter of 2009 than during the fourth quarter of 2010. Required interest on net policy liabilities increased 7%, in line with the 8% increase in average liabilities.

Investment Portfolio

The composition of the investment portfolio at December 31, 2010 is as follows:

	Invested Assets (dollars in millions)
	$	% of Total
Fixed maturities (at amortized cost)	$10,435	94
Equities	15	0
Mortgage loans	14	0
Investment real estate	2	0
Policy loans	378	3
Other long-term investments	26	0
Short-term investments	217	2

Invested assets	$11,088	100%

Fixed maturities at amortized cost by asset class are as follows:

	Fixed Maturities (dollars in millions)
	Investment Grade	Below Investment Grade	Total
Corporate bonds	$7,264	$444	$7,708
Redeemable preferred stock:*
U.S.	865	332	1,196
Foreign	85	31	116
Municipal	1,212	0	1,212
Government-sponsored enterprises	58	0	58
Government and agencies	36	0	36
Collateralized debt obligations	0	57	57
Residential mortgage-backed securities	16	0	16
Other asset-backed securities	37	0	37

Fixed maturities	$9,573	$863	$10,435

*	Torchmark’s redeemable preferred stock portfolio includes only $5 million of perpetual preferreds.

The market value of Torchmark’s fixed maturity portfolio was $10.5 billion; $108 million higher than amortized cost of $10.4 billion. The $108 million of net unrealized gains compares to $572 million at September 30, 2010. The decrease was due primarily to rising treasury rates. Gross unrealized gains and losses at December 31, 2010 were $475 million and $368 million, respectively.

The investment portfolio contains no securities backed by sub-prime mortgages. Torchmark has no counterparty risk as it is not a party to any credit default swaps or other derivatives contracts and does not participate in securities lending.

At amortized cost, 92% of fixed maturities (93% at market value) were rated “investment grade.”

The fixed maturity portfolio earned an annual effective yield (excluding discontinued operations) of 6.65% during the fourth quarter of 2010, compared to 6.85% in the year-ago quarter.

Acquisitions of fixed maturity investments during the quarter totaled $314 million at cost. Comparable information for acquisitions of fixed maturity investments is as follows:

	Quarter Ended December 31,
	2010	2009

Average annual effective yield	5.8%	6.0%
Average rating	A	A
Average life (in years) to:
First call	27.0	18.2
Maturity	29.1	23.7

Realized Capital Gains on Investments – during the quarter ended December 31, 2010:

Torchmark had a net realized capital gain (excluding discontinued operations) of $27 million resulting primarily from $30 million of net realized gains from dispositions and a $3 million charge to earnings due to impairments. The net realized gain after tax was $18 million. For the year, net realized capital gains (excluding discontinued operations) were $37 million ($24 million after tax).

SHARE REPURCHASE – during the quarter ended December 31, 2010:

During the quarter, the Company repurchased 1.1 million shares of Torchmark Corporation common stock at a total cost of $62.3 million at an average price per share of $58.49. For the year, the Company repurchased 3.8 million shares.

LIQUIDITY/CAPITAL:

Torchmark’s operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows.

Capital at the insurance companies is sufficient to support current operations. In addition, the parent company had $204 million of liquid assets at December 31, 2010.

EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2011:

Torchmark projects that for the year ending December 31, 2011, net operating income per share will range from $6.75 to $7.10.

OTHER FINANCIAL INFORMATION:

More detailed financial information including various GAAP and Non-GAAP ratios and financial measurements are located at www.torchmarkcorp.com on the Investor Relations page under “Financial Reports and Other Financial Information.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2009, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its fourth quarter 2010 earnings release conference call with financial analysts at 12:00 p.m. (Eastern) tomorrow, February 10, 2011. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investor Relations page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investor Relations page menu of the Torchmark website at “Financial Reports and Other Financial Information.”

For additional information contact:	Mike Majors
Vice President, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr.
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972/569-3627
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com